EXHIBIT (a)(1)(C)

SUPPLEMENT TO OFFER TO EXCHANGE COMMON SHARES OF

ZIONS BANCORPORATION FOR

ANY AND ALL DEPOSITARY SHARES EACH REPRESENTING A 1/40TH

OWNERSHIP INTEREST IN A SHARE OF SERIES A FLOATING-RATE

NON-CUMULATIVE PERPETUAL PREFERRED STOCK

ZIONS BANCORPORATION

THE TENDER OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 21, 2009,

UNLESS ZIONS BANCORPORATION EXTENDS THE TENDER OFFER.

On November 23, 2009. Zions Bancorporation, a Utah corporation, commenced its offer to exchange any and all of its outstanding depositary shares (the “Depositary Shares”) each representing a 1/40th ownership interest in a share of Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) with a liquidation preference of $25.00 per Depositary Share (equivalent to $1,000 per share of Series A Preferred Stock), upon the terms and subject to the conditions set forth in the Offer to Exchange, dated November 23, 2009 (the “Original Offer to Exchange”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”).

Zions Bancorporation, by this Supplement to the Original Offer to Exchange (this “Supplement,” together with the Original Offer to Exchange, the “Offer to Exchange”), amends and supplements the Original Offer to Exchange. The Offer to Exchange, together with the Letter of Transmittal, each as amended or supplemented and as may be further amended or supplemented from time to time, constitute the “Exchange Offer.”

For each Depositary Share accepted for exchange in accordance with the terms of the Exchange Offer, Zions Bancorporation will issue a number of shares of its common stock, without par value (the “Common Stock”), equal to (i) $13.00 divided by (ii) the Relevant Price (as defined in the Original Offer to Exchange) and rounded down to four decimals; provided, however, that if on the Pricing Date (as defined in the Original Offer to Exchange), the Relevant Price is less than $10.40, then 1.25 shares of Common Stock will be issued for each Depositary Share accepted in the Exchange Offer.

The Exchange Offer will expire at 11:59 p.m., New York City time, on December 21, 2009, unless we extend it or terminate it early (such date and time, as the same may be extended, the “Expiration Date”). You may withdraw Depositary Shares that you tender at any time before the Exchange Offer expires. In addition, you may withdraw any tendered Depositary Shares if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on November 23, 2009.

The Depositary Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ZBPRA,” and our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ZION.” If a sufficiently large number of Depositary Shares do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding Depositary Shares is expected to be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Depositary Shares. See the section of the Original Offer to Exchange entitled “Risk Factors—Risks Related to the Exchange Offer—The liquidity of any trading market that currently exists for the Depositary Shares may be adversely affected by the Exchange Offer, and holders of Depositary Shares who fail to participate in the Exchange Offer may find it more difficult to sell their Depositary Shares after the Exchange Offer is completed.” On December 2, 2009, the last reported sale price of the Depositary Shares on the NYSE was $12.92 per share, and the last reported sale price of shares of our Common Stock on Nasdaq was $13.34 per share.

Our obligation to exchange shares of Common Stock for Depositary Shares in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or that in our reasonable judgment would materially impair the anticipated accounting and regulatory capital benefits to us of the Exchange Offer, or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition.

Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Exchange and the Letter of Transmittal remain applicable in all respects. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offer to Exchange, the information and amendments set forth in this Supplement shall control.

WHERE YOU CAN FIND MORE INFORMATION

We have chosen to “incorporate by reference” into the Offer to Exchange certain documents filed separately by Zions with the SEC. The information incorporated by reference is considered to be a part of the Offer to Exchange, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

our Current Reports on Form 8-K filed on January 23, 2009, March 31, 2009, April 21, 2009, June 1, 2009, July 2, 2009, July 23, 2009, July 30, 2009, September 17, 2009, September 23, 2009, both Current Reports on Form 8-K filed on November 23, 2009 and our Current Report on Form 8-K filed on November 25, 2009 (except in each case, any information that has been deemed to be “furnished” and not filed, and any exhibits related thereto);

•	our Current Reports on Form 8-K/A and Form 8-K furnished on August 28, 2009 and September 16, 2009, respectively; and

•

the description of our common stock set forth in our registration statement on Form 10 filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, these filings are available on our website at http://www.zionsbancorporation.com. Our website does not form a part of this Supplement.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the Exchange Offer that occurs following the date of this Supplement.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements in this Supplement and the Original Offer to Exchange, including information incorporated by reference, that are based on other than historical data are forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and include, among others:

•

statements with respect to our beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance of Zions Bancorporation and its subsidiaries; and

•	statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” or similar expressions.

These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this Supplement and the Original Offer to Exchange, including the information incorporated by reference. You should carefully consider those risks and uncertainties in reading this Supplement and the Original Offer to Exchange. Factors that might cause such differences include, but are not limited to:

•	our ability to successfully execute our business plans, manage our risks, and achieve our objectives;

•

changes in political and economic conditions, including the political and economic effects of the current economic crisis and other major developments, including wars, military actions and terrorist attacks;

•

changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including without limitation, changes in business formation and growth, commercial and residential real estate development and real estate prices;

•	fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing;

•	changes in interest rates, the quality and composition of our loan and securities portfolios, demand for loan products, deposit flows and competition;

•	acquisitions and integration of acquired businesses;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Federal Reserve Board;

•

our participation or lack of participation in governmental programs implemented under the Emergency Economic Stabilization Act (“EESA”) and the American Recovery and Reinvestment Act (“ARRA”), including without limitation the Troubled Asset Relief Program, the Capital Purchase Program, the Temporary Liquidity Guarantee Program and the Capital Assistance Program and the impact of such programs and related regulations on us and on international, national, and local economic and financial markets and conditions;

•

the impact of the EESA and the ARRA and related rules and regulations on the business operations and competitiveness of Zions and other participating American financial institutions, including the impact of the executive compensation limits of these acts, which may impact the ability of Zions and other American financial institutions to retain and recruit executives and other personnel necessary for their businesses and competitiveness;

•

the impact of certain provisions of the EESA and ARRA and related rules and regulations on the attractiveness of governmental programs to mitigate the effects of the current economic crisis, including the risks that certain financial institutions may elect not to participate in such programs, thereby decreasing the effectiveness of such programs;

ii

•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	demand for financial services in our market areas;

•	inflation and deflation;

•	technological changes and our implementation of new technologies;

•	our ability to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes which adversely affect our operations or business;

•	our ability to comply with applicable laws and regulations;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and

•	increased costs of deposit insurance and changes with respect to Federal Deposit Insurance Corporation insurance coverage levels.

We have identified some additional important factors that could cause future events to differ from our current expectations and they are described in the section of the Original Offer to Exchange entitled “Risk Factors” as well as in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, including without limitation under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” in our most recent Quarterly Report on Form 10-Q for the period ended September 30, 2009 and in other documents that we may file with the SEC, all of which you should review carefully.

Except as required by law, including our obligations under the Securities Exchange Act of 1934 to disclose a material change in the information in the Offer to Exchange, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events. We advise you to consult any further disclosures we make on related subjects in the reports and other information that we file or furnish with the Securities and Exchange Commission.

iii

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for each of the years in the five-year period ended December 31, 2008 and for each of the nine-month periods ended September 30, 2009 and September 30, 2008 are derived from and qualified by reference to our consolidated financial statements. You should read this data in conjunction with the financial statements, related notes and other financial information incorporated by reference in this Supplement under the caption “Where You Can Find More Information.”

Certain prior period amounts have been reclassified to conform to the most recent period presentation. In addition, the presentation of certain prior period amounts was adjusted to conform to new accounting guidance from the Financial Accounting Standards Board (“FASB”) that became effective for the Company beginning January 1, 2009. This included Statement of Financial Accounting Standards (“SFAS”) No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, and FASB Staff Position (“FSP”) No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transaction are Participating Securities. Adoption of SFAS 160 required retrospective application of reporting controlling and noncontrolling (minority) interests in the Company’s financial statements. Adoption of FSP 03-6-1 required retrospective adjustment of earnings per share information.

	Nine Months Ended September 30,		Year Ended December 31,
(In millions, except per share amounts)	2009	2008	2008	2007	2006	2005(3)	2004
	(unaudited)		(audited)
Consolidated Statement of Income Data
Net interest income	$1,444.5	1,463.2	1,971.6	1,882.0	1,764.7	1,361.4	1,160.8
Net impairment and valuation losses on securities	(393.2)	(112.8)	(317.1)	(158.2)	—	—	—
Gains on swap termination and debt modification	466.3	—	—	—	—	—	—
Acquisition related gains	169.1	—	—	—	—	—	—
Other noninterest income	468.6	385.8	507.8	570.5	551.2	436.9	431.5
Total revenue	2,155.3	1,736.2	2,162.3	2,294.3	2,315.9	1,798.3	1,592.3
Provision for loan losses	1,626.2	363.1	648.3	152.2	72.6	43.0	44.1
Noninterest expense	1,230.3	1,076.8	1,475.0	1,404.6	1,330.4	1,012.8	923.2
Impairment loss on goodwill	634.0	—	353.8	—	—	0.6	0.6
Income (loss) before income taxes	(1,335.2)	296.3	(314.8)	737.5	912.9	741.9	624.4
Income taxes (benefit)	(284.5)	83.1	(43.4)	235.8	318.0	263.4	220.1
Net income (loss)	(1,050.7)	213.2	(271.4)	501.7	594.9	478.5	404.3
Net income (loss) applicable to noncontrolling interests	(4.1)	(3.5)	(5.1)	8.0	11.8	(1.6)	(1.7)
Net income (loss) applicable to controlling interest	(1,046.6)	216.7	(266.3)	493.7	583.1	480.1	406.0
Preferred stock dividends	(78.3)	(9.3)	(24.4)	(14.3)	(3.8)	—	—
Preferred stock redemption	52.4	—	—	—	—	—	—
Net earnings (loss) applicable to common shareholders	(1,072.5)	207.4	(290.7)	479.4	579.3	480.1	406.0

Per Common Share
Net earnings (loss)—diluted	(8.99)	1.93	(2.68)	4.40	5.35	5.16	4.47
Net earnings (loss)—basic	(8.99)	1.94	(2.68)	4.45	5.45	5.26	4.53
Common dividends declared	0.09	1.29	1.61	1.68	1.47	1.44	1.26
Book value per common share(1)	29.16	45.78	42.65	47.17	44.48	40.30	31.06
Weighted average common and common equivalent shares outstanding during the period (in thousands)	119,248	107,333	108,908	108,408	107,957	92,994	90,882

Consolidated Balance Sheet Data(1)
Assets	53,404	53,974	55,093	52,947	46,970	42,780	31,470
Net loans and leases(2)	41,673	41,736	41,659	38,880	34,415	29,871	22,430
Deposits	43,008	38,591	41,316	36,923	34,982	32,642	23,292
Long-term borrowings	2,643	2,463	2,622	2,591	2,495	2,746	1,919
Shareholders’ equity:
Preferred equity	1,525	287	1,582	240	240	—	—
Common equity	3,978	5,279	4,920	5,053	4,747	4,237	2,790
Noncontrolling interests	21	30	27	31	43	28	23
Total shareholders’ equity	5,524	5,596	6,529	5,324	5,030	4,265	2,813

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(4)
Excluding interest on deposits	(a )	2.03	(a )	2.83	3.76	4.51	4.93
Including interest on deposits	(a )	1.34	(a )	1.52	1.84	2.31	2.79

(1)	At period end.
(2)	Includes loans held for sale.
(3)	Amounts for 2005 include Amegy Corporation at December 31, 2005 and for the month of December 2005.
(4)	For information on how these ratios are calculated, see explanation under “Ratio of Earnings to Fixed Charges and Preferred Dividends” in the Offer to Exchange, dated November 23, 2009.
(a)	See explanation under “Ratio of Earnings to Fixed Charges and Preferred Dividends” in the Offer to Exchange, dated November 23, 2009.

THE EXCHANGE OFFER

Conditions to the Exchange Offer

Notwithstanding any other provisions of this Offer to Exchange, we will not be required to accept for exchange, or to exchange, Depositary Shares validly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and we may terminate, amend or extend the Exchange Offer or (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) delay or refrain from accepting for exchange, or exchanging, the Depositary Shares or issuing shares of Common Stock to the holders of Depositary Shares, if any of the following shall occur:

•

there shall have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•

there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in the first paragraph of this section;

•

there shall have been any change or development that in our reasonable judgment would materially impair the anticipated accounting and regulatory capital benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise) or prospects; or

•

there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a material adverse change in the price of our Common Stock the United States securities or financial markets, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

In addition, our obligation to issue shares of Common Stock is conditioned upon our acceptance of Depositary Shares pursuant to the Exchange Offer.

The foregoing conditions are for our benefit and may be asserted by us or may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion. In addition, we may terminate the Exchange Offer if any condition is not satisfied on or after the Expiration Date. Under the Exchange Offer, if any of these events occur, subject to the termination rights described above, we may (i) return Depositary Shares tendered thereunder to you, (ii) extend the Exchange Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all Depositary Shares tendered thereunder until the expiration of such extended offer or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Notwithstanding the foregoing, no condition to the Exchange Offer will be triggered through any action or inaction by us. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders of Depositary Shares notice of such amendments as may be required by applicable law.

The Exchange Agent and Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and brokers call collect: (212) 269-5550

All others call toll free: (800) 901-0068

Additional copies of this Offer to Exchange, the Letter of Transmittal or other tender offer materials may be obtained from D.F. King & Co., Inc., and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the Letter of Transmittal should be directed to the Information Agent. The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Depositary Shares or that holder of Depositary Shares’ broker, dealer, commercial bank, trust company or nominee to D.F. King & Co., Inc.